UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 8, 2011

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                      REGULATION FD DISCLOSURE.

On August 8, 2011, Taubman Centers, Inc. issued a press release announcing a definitive agreement with TCBL Consulting Limited whereby Taubman Asia is acquiring a 90% controlling interest in TCBL, a leading Beijing-based retail real estate consultancy with more than 200 staff across seven offices in Mainland China. Under the terms of the agreement, the total consideration for the transaction is $24 million, subject to final closing adjustments. Taubman Asia will pay $12 million in cash for its controlling interest in TCBL and will credit the noncontrolling owners with approximately $12 million of capital in the newly formed company.  Taubman Asia will fund any additional capital required by the business and will receive a preferred return on any such capital contributed. The ownership agreements provide for the distribution of preferred returns on capital as well as returns of all such capital prior to the sharing of profits on relative ownership interests.  The transaction has been approved by the board of directors of each company and is expected to close by October 2011, subject to government approval and necessary registration.

The Company is maintaining its guidance range on 2011 Net income allocable to common shareholders per diluted share and Funds from Operations per diluted share, notwithstanding its share of TCBL's potential operating loss subsequent to the closing of the purchase.  A copy of the press release is attached as Exhibit 99 to this report and is incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit	Description

99	Press Release, dated August 8, 2011, entitled “Taubman to Acquire Chinese Retail Property Consultancy, TCBL.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2011	TAUBMAN CENTERS, INC.

By: /s/ Esther R. Blum
Esther R. Blum
Senior Vice President, Controller & Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

99	Press Release, dated August 8, 2011, entitled “Taubman to Acquire Chinese Retail Property Consultancy, TCBL.”